Exhibit 99.6

CONSENT OF CHARLES ANDERSON

I hereby consent to serve as a director of Clover Leaf Capital Corp. (the “Company”), if elected as such, and to be named as a nominee or potential nominee for director of the Company in any registration statement filed by the Company under the Securities Act of 1933, as amended, including all amendments and post-effective amendments or supplements thereto and any prospectus and/or proxy statement contained therein.

June 12, 2024

By:	/s/ Charles Anderson
	Name:	Charles Anderson